Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3141	November 16, 2005
Brenda A. Blake, ext. 3202
UGI Reports Higher Earnings for 2005, Issues 2006 Guidance
VALLEY FORGE, Pa., November 16 — UGI Corporation (NYSE: UGI) today reported net income of $187.5 million, or $1.77 per diluted share, for its fiscal year ended September 30, 2005, compared to $111.6 million, or $1.15 per diluted share, for the fiscal year ended September 30, 2004. Fiscal 2005 net income includes 100% of the results of UGI’s French propane distribution subsidiary, Antargaz, for the full fiscal year. Prior year results included Antargaz as a 19.5% equity investment for the 2004 winter-heating season and 100% of Antargaz’ results beginning April 1, 2004. Average diluted shares increased 9% primarily due to the full year impact of the issuance of common shares to fund the Antargaz transaction in 2004. For the quarter ended September 30, 2005, the company recorded a seasonal loss of $0.08 per diluted share compared to a loss of $0.03 per diluted share for the same period in 2004.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Although the bulk of our improvement in earnings resulted from the full year effects of Antargaz, operating income in all of our business segments improved in 2005 with the exception of AmeriGas, where weather was warmer than the prior year. We look forward to pursuing our strategies during fiscal 2006 as we face a challenging environment for energy distributors. Because we expect our customers to reduce their consumption of natural gas and propane in the face of significantly higher energy commodity prices, we have put into effect measures to allow us to mitigate the negative impact of high commodity prices on our businesses. We also remain committed to the pursuit of opportunities to grow our businesses internally and through redeployment of our excess cash. Therefore, we anticipate improved results in all of our business units given a normal winter weather environment, except at Antargaz where we experienced both unusually high unit margins during fiscal 2005 and a weak dollar, which together contributed approximately $0.25 per share to fiscal 2005 earnings. Accordingly, we expect to earn between $1.55 and $1.60 per share during fiscal 2006.”
UGI’s domestic propane distributor, AmeriGas Propane, reported a contribution to net income for the year of $27.0 million, excluding the $9.4 million previously reported loss on the early extinguishment of debt, compared to $29.4 million for fiscal 2004. Including the loss on extinguishment of debt, AmeriGas Propane’s net income was $17.6 million. For the twelve months ended September 30, 2005, retail propane volumes sold were 1.035 billion gallons, down slightly from 1.059 billion gallons sold in the prior year principally due to warmer weather and price-induced customer conservation partly offset by increased volumes from acquisitions and internal growth. Nationally, weather was 6.9% warmer than normal in 2005 compared to weather that was 4.9% warmer than normal in the prior-year period,
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UGI Reports Higher Earnings for 2005, Issues 2006 Guidance	Page 2
according to the National Oceanic and Atmospheric Administration. Total margin decreased $3.4 million principally as a result of lower retail volumes sold. Operating and administrative expenses increased primarily as a result of higher vehicle fuel and lease expenses as well as increases in expenses for maintenance, uncollectible accounts and general insurance. Operating income declined to $168.1 million in fiscal 2005 from $176.0 million in fiscal 2004.
Net income from the Gas Utility increased in fiscal year 2005 to $39.3 million from $37.9 million in fiscal year 2004 on weather that was 1.4% warmer than normal versus weather that was 2.9% warmer than normal in the prior year. Throughput in the Gas Utility was 84.7 billion cubic feet in 2005 versus 82.2 billion cubic feet in 2004 primarily due to higher interruptible delivery service volumes transported. The beneficial effects of slightly colder weather than in the prior year and an increase in retail core market customers were offset by retail core market customer conservation caused by higher natural gas prices. Gas Utility total margin increased $3.5 million in fiscal 2005 principally due to higher average interruptible delivery service unit margins on higher volumes. Operating expenses increased primarily due to higher depreciation and amortization expense and an increase in uncollectible accounts expense. Operating income for the year in the Gas Utility increased $1.5 million to $81.6 million.
Net income from Electric Utility increased to $11.5 million in 2005 from $11.0 million in fiscal 2004. Sales increased 3.9% to 1,022 gigawatt-hours in 2005 primarily resulting from colder winter weather and warmer summer weather compared to last year. Operating income rose 3.3% to $21.6 million due to higher electric generation rates and gigawatt-hour sales partially offset by higher purchased power costs and distribution system maintenance expenses.
Energy Services’ fiscal year net income was $21.7 million compared with $18.2 million in fiscal 2004 reflecting higher unit margins on higher sales volumes and higher storage income from gas marketing, increased electric generation margins and the income contribution from its propane import terminal in Virginia acquired in November 2004. Operating income from Energy Services increased to $37.5 million from $31.1 million.
International Propane’s net income in fiscal 2005 increased significantly to $99.4 million from $13.3 million in fiscal 2004 due to the full year impact of consolidating Antargaz’ operations and the previously mentioned benefits of higher unit margins and currency translation gains, and the benefit of $14.2 million from non-income tax matters. For the twelve months ended September 30, 2005, Antargaz, while experiencing weather that was 4% warmer than normal, sold approximately 338 million retail gallons of liquefied petroleum gases (LPG) compared to 336 million retail gallons in 2004. Flaga, UGI’s Austrian-based LPG distributor, reported increased operating income primarily reflecting lower operating expenses partially offset by lower total margin due to higher LPG cost of sales.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports Higher Earnings for 2005, Issues 2006 Guidance	Page 3
UGI will host its fourth quarter FY 2005 earnings conference call on Wednesday, November 16, 2005, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9217488 (International replay 719-457-0820, passcode 9217488) through November 18, 2005.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/4Q05FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-10	###	11/16/05

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004(a)	2005	2004(a)
Revenues:
AmeriGas Propane	$359.3	$312.9	$1,963.3	$1,775.9
International Propane	139.5	142.2	943.9	333.4
Gas Utility	78.5	69.9	585.1	560.4
Electric Utility	26.2	22.6	96.1	89.7
Energy Services	303.2	188.2	1,355.0	967.2
Corporate & Other (b)	(100.6)	15.2	(54.7)	58.1

Total revenues	$806.1	$751.0	$4,888.7	$3,784.7

Operating income (loss):
AmeriGas Propane	$(10.0)	$(12.8)	$168.1	$176.0
International Propane (c)	4.2	10.7	193.8	20.5
Gas Utility	(2.8)	(2.7)	81.6	80.1
Electric Utility	4.8	4.1	21.6	20.9
Energy Services	6.8	7.1	37.5	31.1
Corporate & Other (b)	(0.3)	1.1	0.4	2.7

Total operating income	2.7	7.5	503.0	331.3
Income (loss) from equity investees	(0.6)	(0.7)	(2.6)	11.3
Loss on extinguishment of debt	—	—	(33.6)	—
Interest expense:
AmeriGas Propane	(18.9)	(20.3)	(79.8)	(83.1)
International Propane	(7.2)	(7.4)	(31.5)	(17.6)
Gas Utility	(4.6)	(4.0)	(16.6)	(15.9)
Electric Utility	(0.2)	(0.4)	(1.7)	(2.0)
Corporate & Other, net (b)	(0.4)	(0.1)	(0.6)	(0.5)

Total interest expense	(31.3)	(32.2)	(130.2)	(119.1)

Income (loss) before income taxes and minority interests	(29.2)	(25.4)	336.6	223.5
Income tax (expense) benefit	4.7	6.0	(119.2)	(64.4)
Minority interests, principally in AmeriGas Partners	15.8	16.8	(29.9)	(47.5)

Net income (loss)	$(8.7)	$(2.6)	$187.5	$111.6

Earnings (loss) per share (d):
Basic	$(0.08)	$(0.03)	$1.81	$1.18

Diluted	$(0.08)	$(0.03)	$1.77	$1.15

Average common shares outstanding (d):
Basic	104.888	102.390	103.877	94.616

Diluted	104.888	102.390	105.723	96.682

Supplemental information:
Net income (loss):
AmeriGas Propane (e)	$(5.3)	$(7.3)	$17.6	$29.4
International Propane (c)	(1.2)	1.5	99.4	13.3
Gas Utility	(4.2)	(4.2)	39.3	37.9
Electric Utility	2.4	2.0	11.5	11.0
Energy Services	3.5	4.2	21.7	18.2
Corporate & Other (b)	(3.9)	1.2	(2.0)	1.8

Total net income (loss)	$(8.7)	$(2.6)	$187.5	$111.6

(a) Results include Antargaz as an equity investee through March 31, 2004 and include all of the results of Antargaz’ operations beginning April 1, 2004. In addition, operating income and net income for the twelve months ended September 30, 2004 include a $9.1 million and $5.9 million, respectively, foreign exchange loss associated with the March 31, 2004 Antargaz Acquisition.
(b) Corporate & Other includes the elimination of certain intercompany transactions.
(c) International Propane’s operating income and net income for the twelve months ended September 30, 2005 include $18.8 million and $14.2 million, respectively, associated with the resolution of certain non-income tax contingencies related principally to prior years.
(d) Earnings per share and average common shares outstanding for all periods reflect the effects of the Company’s 2-for-1 common stock split distributed May 24, 2005 to shareholders of record on May 17, 2005.
(e) Amounts are net of minority interests in AmeriGas Partners, L.P.